Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

Under Section 242 of the Delaware General Corporation Law

Williams Industrial Services Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the directors of the Corporation adopted resolutions at a meeting of the Board of Directors, on of September 22, 2023, proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking therefrom Article First in its entirety and by adding a new Article First to read in full as follows:

FIRST: The name of the corporation is NOS4-1, Inc. (the “Corporation”).

SECOND: That in lieu of a meeting, the sole stockholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 8th day of January, 2024.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	/s/ Edward T. Gavin
Name: Edward T. Gavin
Title: Chief Restructuring Officer